                                                  OMB APPROVAL

                                    OMB Number:                    3235-0104
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
FORM 3                      Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

1.  Name and Address of Reporting Person
      Dering                 Jeanne                  M.
      (Last)                 (First)              (Middle)
      99 Church Street
      (Street)
      New York               New York              10007
      (City)                 (State)                (Zip)


2.  Date of Event Requiring Statement
    (Month/Day/Year)
       10/1/00


3.  IRS or Social Security Number of Reporting Person
    (Voluntary)


4.  Issuer Name and Ticker or Trading Symbol
     Moody's Corporation (MCO)


5.  Relationship of Reporting Person to Issuer
    (Check all applicable)
          Director                            10% Owner
    -----                               -----
      X   Officer (give title below)          Other (specify below)
    -----                               -----
                   Senior Vice President, Chief
                 Financial Officer and Treasurer

6.  If Amendment, Date of Original
    (Month/Day/Year)


7.  Individual or Joint/Group Filing (Check Applicable Line)
      X   Form filed by One Reporting Person
    -----
          Form filed by More than One Reporting Person
    -----

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                        3. Ownership Form:
                             2. Amount of Securities       Direct (D) or
1. Title of Security            Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                   (Instr. 4)                 (Instr. 5)            (Instr. 5)
----------------------------------------------------------------------------------------------------------------------------------

Common Stock                           6808                       D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                           800                        I              401(K) Plan
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                           2504                       I              Spouse
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                           1401                       I              Spouse 401(K) Plan
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

===================================================================================================================================

Reminder: Report on a separate line each class of securities beneficially owned directly or indirectly.
          (Print or Type Responses)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

Non-Qualified Stock
Option (right to buy)    7/16/98    7/15/07         Common Stock           2,111         $19.6954       D
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock
Option (right to buy)    7/16/99    7/15/07         Common Stock           2,111         $19.6954       D
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock
Option (right to buy)    7/16/00    7/15/07         Common Stock           2,111         $19.6954       D
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock
Option (right to buy)    7/16/01    7/15/07         Common Stock           2,112         $19.6954       D
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock
Option (right to buy)    12/22/98   12/22/07        Common Stock           1,749         $21.4718       D
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock
Option (right to buy)    12/22/99   12/22/07        Common Stock           1,749         $21.4718       D
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock
Option (right to buy)    12/22/00   12/22/07        Common Stock           1,749         $21.4718       D
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock
Option (right to buy)    12/22/01   12/22/07        Common Stock           1,749         $21.4718       D
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock
Option (right to buy)    7/1/03     7/1/08          Common Stock           8,210         $25.7728       D
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock
Option (right to buy)    12/21/02   12/21/09        Common Stock           3,380         $21.9833       D
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock
Option (right to buy)    12/21/03   12/21/09        Common Stock           3,380         $21.9833       D
====================================================================================================================================

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

Non-Qualified Stock
Option (right to buy)    12/21/04   12/21/09        Common Stock           3,380         $21.9833       D
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock
Option (right to buy)    1/19/03    1/19/10         Common Stock           3,743         $21.4184       D
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock
Option (right to buy)    1/19/04    1/19/10         Common Stock           3,743         $21.4184       D
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock
Option (right to buy)    1/19/05    1/19/10         Common Stock           3,744         $21.4184       D
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock
Option (right to buy)    12/16/93   12/15/02        Common Stock           602           $15.5501       I              Spouse
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock
Option (right to buy)    12/16/94   12/15/02        Common Stock           604           $15,5501       I              Spouse
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock
Option (right to buy)    12/16/95   12/15/02        Common Stock           604           $15.5501       I              Spouse
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock
Option (right to buy)    12/16/96   12/15/02        Common Stock           608           $15.5501       I              Spouse
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock
Option (right to buy)    12/15/94   12/14/03        Common Stock           841           $16.7619       I              Spouse
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock
Option (right to buy)    12/15/95   12/14/03        Common Stock           842           $16.7619       I              Spouse
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock
Option (right to buy)    12/15/96   12/14/03        Common Stock           842           $16.7619       I              Spouse
====================================================================================================================================

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

Non-Qualified Stock
Option (right to buy)    12/15/97   12/14/03        Common Stock           842           $16.7619       I              Spouse
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock
Option (right to buy)    12/21/95   12/20/04        Common Stock           970           $14.5404       I              Spouse
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock
Option (right to buy)    12/21/96   12/20/04        Common Stock           970           $14.5404       I              Spouse
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock
Option (right to buy)    12/21/97   12/20/04        Common Stock           970           $14.5404       I              Spouse
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock
Option (right to buy)    12/21/98   12/20/04        Common Stock           971           $14.5404       I              Spouse
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock
Option (right to buy)    12/20/96   12/19/05        Common Stock           822           $17.1658       I              Spouse
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock
Option (right to buy)    12/20/97   12/19/05        Common Stock           822           $17.1658       I              Spouse
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock
Option (right to buy)    12/20/98   12/19/05        Common Stock           822           $17.1658       I              Spouse
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock
Option (right to buy)    12/20/99   12/19/05        Common Stock           823           $17.1658       I              Spouse
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock
Option (right to buy)    11/15/97   11/15/06        Common Stock           1,164         $16.1649       I              Spouse
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock
Option (right to buy)    11/15/98   11/15/06        Common Stock           1,164         $16.1649       I              Spouse
====================================================================================================================================

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

Non-Qualified Stock
Option (right to buy)    11/15/99   11/15/06        Common Stock           1,165         $16,1649       I              Spouse
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock
Option (right to buy)    11/15/00   11/15/06        Common Stock           1,165         $16.1649       I              Spouse
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock
Option (right to buy)    12/22/98   12/22/07        Common Stock           1,298         $21.4718       I              Spouse
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock
Option (right to buy)    12/22/99   12/22/07        Common Stock           1,298         $21.4718       I              Spouse
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock
Option (right to buy)    12/22/00   12/22/07        Common Stock           1,299         $21.4718       I              Spouse
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock
Option (right to buy)    12/22/01   12/22/07        Common Stock           1,299         $21.4718       I              Spouse
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock
Option (right to buy)    7/1/03     7/1/08          Common Stock           5,610         $25.7728       I              Spouse
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock
Option (right to buy)    12/21/02   12/21/09        Common Stock           2,096         $21.9833       I              Spouse
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock
Option (right to buy)    12/21/03   12/21/09        Common Stock           2,097         $21.9833       I              Spouse
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock
Option (right to buy)    12/21/04   12/21/09        Common Stock           2,097         $21.9833       I              Spouse
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock
Option (right to buy)    1/19/03    1/19/10         Common Stock           1,166         $21.4184       I              Spouse
====================================================================================================================================

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

Non-Qualified Stock
Option (right to buy)    1/19/04    1/19/10         Common Stock           1,167         $21.4184       I              Spouse
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock
Option (right to buy)    1/19/05    1/19/10         Common Stock           1,167         $21.4184       I              Spouse
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:


** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.


    /s/ Jeanne Dering                           October 10, 2000
    -------------------------------             ----------------
    **Signature of Reporting Person                  Date


                                                               SEC 1473 (7-97)